Exhibit 99.1

IRADIMED CORPORATION Mourns the
Death of Board Member, Serge Novovich

Winter Springs, Florida, April 19, 2016 — IRADIMED CORPORATION (NASDAQ:IRMD) is mourning the death of Serge Novovich, a member of the Board of Directors (the “Board”) and Audit Committee of the Board, who passed away on April 15, 2016.  Mr. Novovich had a long and successful career, serving IRADIMED since 2005 and as corporate counsel of Memorex/Telex Corporation for more than 20 years.

“We are deeply saddened by this unexpected loss.  Serge was a great personal friend and a wise counselor of mine since 1979,” said Roger Susi, President and Chief Executive Officer of the company.  “Serge provided thoughtful leadership to our company and will be greatly missed.”

About IRADIMED CORPORATION

IRADIMED CORPORATION is the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (RF) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

MRidium is a trademark of IRADIMED CORPORATION.

For more information please visit www.iradimed.com.

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com